Exhibit 99.1



Ralph Berry, Harrah's Entertainment, Inc.     Margo Isbell or Kathleen Eyman
(901) 762-8629                                Promus Hotel Corporation
Release # PRI-06-95-0211                      Meltzer & Martin Public Relations
                                              (214) 953-0808


                  PROMUS ANNOUNCES SPIN-OFF OF HOTEL BUSINESS:
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                CORPORATION RENAMED HARRAH'S ENTERTAINMENT, INC.
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     MEMPHIS, June 30, 1995 -- The Promus Companies Incorporated (NYSE:PRI)
today announced the consummation of the spin-off of its wholly-owned subsidiary, Promus Hotel Corporation (NYSE:PRH).

     Today, Promus distributed to its stockholders one share of the new hotel company for each two shares of The Promus Companies owned on June 21, 1995, the record date for the distribution. Cash will be paid in lieu of fractional shares, as described in the proxy statement for the annual meeting of Promus stockholders. Also effective today, The Promus Companies has changed its name to Harrah's Entertainment, Inc. (NYSE:HET). Promus Hotel common stock and Harrah's Entertainment common stock will each trade on the New York Stock Exchange beginning Monday, July 3, 1995. The Promus Companies stock will continue to trade through the end of the day today.

     Following the spin-off, Harrah's Entertainment retains the Harrah's casino business with 16 casinos in eight states. The largest casino company in the United States, Harrah's is also the only company operating in all four segments of the industry: traditional land-based casinos, riverboat and dockside casinos, limited stakes casinos and casinos for Indian communities. Harrah's was founded in 1937 in Reno, Nevada, and now operates more than 600,000 square feet of casino space and employs more than 24,000 people.

     With more than 600 franchised, owned and managed hotels offering approximately 85,000 rooms and suites, Promus Hotel Corporation includes the Embassy Suites, Hampton Inn, Hampton Inn & Suites, and Homewood Suites hotel chains. More than 7,500 people are employed at its headquarters and company-owned and -managed hotels, and there are a total of more than 25,000 employees throughout its franchised hotel system.

                                     -more-


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Harrah's Entertainment, Promus Hotel Corporation                 page 2


     "Today's transaction marks the beginning of a new era for our companies, and we look forward to the opportunities that lie ahead," agreed Raymond E. Schultz, president and chief executive officer of Promus Hotel Corporation and Philip G. Satre, president and chief executive officer of Harrah's Entertainment, Inc.

     "Our hotel business is a well-respected leader within the hospitality industry, and it has achieved the size, scope and financial performance where it is capable of sustaining high growth through the addition of both franchised and company-developed hotels," added Schultz. "Each of our established hotel brands is a leader it its industry segment in revenue per available room and guest satisfaction, two key measures of success in the hotel business." The company has established a goal to reach 1,000 hotels by the year 2000.

     "Harrah's is the premier name in casino entertainment. No casino entertainment company has a richer history, a better focus on customer service, greater distribution or a more promising future," Satre stated. "Including open and under development casinos, one-half of the U.S. population lives within a two-hour drive of a Harrah's casino, and there is still a great opportunity to grow our business further as additional states and jurisdictions take action to obtain the success, entertainment and economic vitality that a well-organized and regulated casino entertainment industry can bring." Harrah's has targeted having 30 Harrah's branded casinos worldwide by the turn of the century.

     Michael D. Rose, chairman of the board of both companies cites several strategic advantages to today's spin-off, including the ability of each management team to focus on its own growth needs and objectives, the opportunity to create management incentive programs that reward specific financial performance and the elimination of internal competition for capital and other resources. "A key benefit is that each business now has a highly qualified and experienced management team that will be directly accountable to its shareholders," Rose commented. "In addition to a strong correlation between management performance and shareholder value, this spin-off also creates a very clear investment opportunity in which each company is valued independently for its own strengths and opportunities."

     Both Harrah's Entertainment, Inc. and Promus Hotel Corporation will maintain corporate headquarters in Memphis, Tenn.


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